NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
July 6, 2005	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES INTENTION TO COMMENCE OFFER TO EXCHANGE CONVERTIBLE DEBENTURES

SEATTLE, WA, July 6, 2005 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, today announced the Company intends to commence an offer to exchange new debentures for its outstanding 6.25% Convertible Subordinated Debentures due 2006. There is currently outstanding $32.0 million in principal amount of the existing debentures, which were issued in February 1996 and mature January 1, 2006.

In the proposed offer, the Company would exchange new debentures for an equal principal amount of existing debentures. The new debentures would bear interest at 8.0% per annum , mature June 30, 2008, and would not be subject to redemption by the Company prior to maturity. Existing debentures bear interest at 6.25%, mature January 1, 2006, and are redeemable by the Company at par. The other terms of the existing debentures would be reflected in the new debentures, including the right to convert the debentures into common stock at $22.00 per share.

Entities controlled by Daniel R. Baty, the Company’s chief executive officer, which own approximately 28.5% of the Company's common stock and Saratoga Partners, which owns approximately 33.0% of the Company's common stock and which is represented on the Board by two directors, together own approximately 65% of existing debentures. Both Mr. Baty and Saratoga Partners have agreed to exchange their existing debentures when the offer is available. In addition, they have agreed, effective January 1, 2006, to purchase additional new debentures in the aggregate principal amount of existing debentures that are not exchanged by their holders and would therefore mature January 1, 2006. Upon completion of offer and consummation of this agreement, the principal amount of new debentures will be $32 million and fully replace the existing debentures. As a result of the higher interest rate, the Company's annual interest expense will increase by $560,000.

The Company intends to make the formal exchange offer in the third quarter 2005.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ EMERITUS CORPORATION'S EXCHANGE OFFER STATEMENT TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFER. INVESTORS AND SECURITY HOLDERS WILL BE ABLE TO OBTAIN THE EXCHANGE OFFER STATEMENT AND OTHER FILED DOCUMENTS FREE OF CHARGE AT THE SEC'S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE EXCHANGE OFFER STATEMENT MAY ALSO BE OBTAINED FREE OF CHARGE, WHEN AVAILABLE, BY CONTACTING EMERITUS ASSISTED LIVING, 3131 ELLIOTT AVENUE, SUITE 500, SEATTLE, WA 98121, ATTENTION: CHIEF FINANCIAL OFFICER.

ABOUT THE COMPANY

Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 182 communities representing capacity for approximately 18,400 residents in 34 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances, operations, and prospects, including our intention to commence the exchange offer referenced in this press release . The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges without adversely affecting occupancy levels; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operation, and final resolution of the adverse Texas jury verdict and other uncertainties related to professional liability claims .We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.